UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2005 (April 25, 2005)

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 West Loop South, Suite 1500
Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

(713) 623-0790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

John C. Godlesky

On April 25, 2005, Cornell Companies, Inc. (the “Company”) and John C. Godlesky, the Company’s Senior Vice President, Eastern Region, entered into a Release of Claims, Covenant not to Sue and Older Workers Act Waiver.  Pursuant to this agreement, a copy of which is attached hereto as Exhibit 10.1, Mr. Godlesky’s employment with the Company will terminate effective June 30, 2005.  Mr. Godlesky will receive the following severance amounts:  (1) a one-time payment in the amount of $100,000; (2) a one-time payment of $3,524 to defray his costs of outplacement assistance;  (3) a one-time payment of $2,000 to cover relocation costs; and (4) twenty-six equal biweekly payments totaling an amount equivalent to one year’s additional salary after termination date, such payments to be necessarily reduced by any tax and/or deductions as may be required by law for severance pay.  In addition, the Company will provide Mr. Godlesky with full health care benefits participation until July 31, 2005, and thereafter, Mr. Godlesky shall be entitled to any an all other rights or benefits afforded to other terminated employees of the Company.  Pursuant to the agreement, Mr. Godlesky has agreed to release the Company from all claims.

The Company and Mr. Godlesky have entered into an Independent Contractor Agreement effective July 1, 2005.  Pursuant to this agreement, a copy of which is attached hereto as Exhibit 10.2, Mr. Godlesky shall provide consulting services to the Company.  Mr. Godlesky will receive compensation of $15,000 per month for three months.  In addition, Mr. Godlesky will receive a minimum of $50,000 if he produces and brings to a close (as defined in the agreement) a bona fide buyer/lessee who, in good faith, purchases or leases the Company’s New Morgan Academy.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Release of Claims, Covenant not to Sue and Older Workers Act Waiver, dated as of April 25, 2005, between Cornell Companies, Inc. and John C. Godlesky

10.2	Independent Contractor Agreement effective as of July 1, 2005, between Cornell Companies, Inc. and John C. Godlesky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: April 29, 2005

	By:	/s/ James E. Hyman

James E. Hyman

Chief Executive Officer